Press Release                                                       Exhibit 99.1

                RELM WIRELESS ANNOUNCES RESULTS FOR THIRD QUARTER

WEST MELBOURNE, FL, November 4, 2002 - RELM Wireless Corporation (NASDAQ: RELM) today announced its operating results for the third quarter and nine months ended September 30, 2002.

For the three months ended September 30, 2002, RELM reported a net loss of approximately $395,000, or ($0.05) per diluted share, compared to net income of approximately $213,000, or $0.04 per diluted share, for the comparable quarter in 2001.

For the nine months ended September 30, 2002, RELM reported a net loss of approximately $1.4 million, or ($0.19) per diluted share, including a one-time $900,000 loss on a note receivable, compared to net income of approximately $71,000, or $0.01 per diluted share, for the comparable period in 2001. Excluding the loss on note receivable, the net loss for the nine months ended September 30, 2002 was $508,000, or ($0.07) per diluted share.

Revenue for the three months ended September 30, 2002 was approximately $4.0 million, compared with $6.2 million for the same period last year. Revenue for the nine months ended September 30, 2002 was approximately $13.7 million, compared with $17.1 million for the same period last year.

Revenues and net income were impacted primarily by the absence of BK Radio product sales to the Communications Electronics Command of the U. S. Army (CECOM) and a softening in sales of our BK Radio-brand mobile radios.

Revenue from product shipments to CECOM during the same period last year totaled approximately $2.4 million. The contract under which those shipments were made expired in October 2001. CECOM solicited bids for a new contract in March 2002, and the Company submitted proposals. Unspecified delays have been encountered by CECOM and a contract has not yet been awarded.

Revenues from BK Radio-brand mobile radios declined because the Company was not awarded the mobile radio portion of the 2002 contract with the U. S. Forest Service (USFS). Bids for participation on a new contract were recently solicited by the USFS. After a year's absence, the Company has again been awarded participation on the contract for mobile radios, as well as continuing participation for portable radios, base stations and repeaters.

Although customer demand in the business and industrial segment of the market continued to be sluggish, reflecting general economic conditions, the Company realized modest revenue gains from the first two models in its new family of portable radios, the RP Series. The RP series is designed as a quality, full-featured, low-cost line to compete effectively in the business and industrial market.

Gross margins for the three months ended September 30, 2002 were 29.1% compared to 31.0% for the same period in the prior year. For the nine months ended September 30, 2002, gross margins were 29.7% compared to 28.7% for the same period in the prior year. The decline in gross margins for the quarter was due to under-absorbed manufacturing overhead costs resulting from lower production volumes. The increase in gross margins for the year-to-date reflects continuing initiatives to reduce direct product costs and manufacturing infrastructure costs. These initiatives, which began in 2000, have included facility and staff reductions, and leveraging strategic external manufacturing relationships, some of which are offshore.

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President and Chief Executive Officer, David P. Storey, commented: "We are continuing to pursue our strategic business plan objectives to develop and market new products, and to make our existing products high-quality, low-cost leaders. As a result, during the third quarter we continued to incur additional development costs. The initial pilot production of our much-anticipated VHF digital portable radio is completed, and the product is ready for introduction, pending type acceptance by the Federal Communications Commission (FCC). Type acceptance is expected in the fourth quarter 2002. Our digital technology is smarter, simpler, and inherently more cost efficient than other alternatives. It simplifies radio use by eliminating complex, non-critical functions, an important feature in emergency situations."

Mr. Storey continued, "The first two models of our new RP family of affordable portable radios for business and industrial users have been very well received in the market and yielded some revenue growth in the RELM product line. Two additional RP models are undergoing FCC type acceptance and will likely be released for sale late this year. We have also launched an aggressive campaign to market our UHF ESAS Systems, expanding on our successful initial implementation of four systems in southwest Texas. Concurrent with these new product programs, we have evaluated and changed the way in which we address particular markets and products. We believe that swift execution of these objectives will ultimately yield profitable revenue growth."

Mr. Storey concluded, "For the remainder of 2002, we anticipate that economic conditions will continue to depress revenue growth in the business and industrial market segment. Also, revenues from the USFS and other federal customers are typically lighter in the fourth quarter compared to the first three quarters. Additionally, upon introducing our new portable digital radio, we anticipate writing-off the remaining book value, approximately $200,000, of a digital technology license that will not be utilized in the future. As a result, revenues for the quarter ending December 31, 2002 are projected to be between $3.5 million and $4.0 million, with an estimated loss between $600,000, or ($0.07) per share, and $800,000, or ($0.09) per share."

For over 55 years, RELM has manufactured and marketed two-way FM business-band radios as well as high-specification public safety mobile and portable radios, repeaters and accessories, base station components and subsystems. Products are manufactured and distributed worldwide under RELM Communications, Uniden PRC and BK Radio brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-648-0947.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: the factors described in the Company's filings with the Securities and Exchange Commission; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the indebtedness of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company's Annual Report on Form 10-K. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                      # # #

                          (Financial Tables to Follow)

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                            RELM WIRELESS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                              THREE MONTHS ENDED                 NINE MONTHS ENDED
                                           --------------------------       ---------------------------
                                             9/30/02         9/30/01          9/30/02          9/30/01
                                             -------         -------          -------          -------

Sales                                        $ 3,979         $  6,223         $ 13,662         $ 17,131

Costs & Expenses:
    Cost Of Sales                              2,821            4,293            9,610           12,212
    SG&A                                       1,489            1,528            4,359            4,378
    Loss On Notes Receivables                      0                0              900                0
                                             -------         --------         --------         --------
    Total Costs & Exp                          4,310            5,821           14,869           16,590

Operating Income (Loss)                         (331)             402           (1,207)             541

Other Income (Expense):
    Interest Expense                            (115)            (149)            (336)            (452)
    Other Income (Expense)                        51              (40)             135              (18)
                                             -------         --------         --------         --------

Income (Loss) From Continuing Operations        (395)             213           (1,408)              71

Tax Expense (Benefit)                              0                0                0                0
                                             -------         --------         --------         --------

Net Income (Loss)                            $  (395)        $    213         $ (1,408)        $     71
                                             =======         ========         ========         ========

Earnings (Loss) per share - basic            $ (0.05)        $   0.04         $  (0.19)        $   0.01
                                             =======         ========         ========         ========

Earnings (Loss) per share - diluted          $ (0.05)        $   0.04         $  (0.19)        $   0.01
                                             =======         ========         ========         ========

Basic shares outstanding                       8,537            5,346            7,501            5,346
Diluted shares outstanding                     8,537            5,396            7,501            5,376

Contact:
RELM Wireless Corporation
William Kelly, 321/984-1414
  or
Porter, LeVay & Rose, Inc.
Linda Decker, VP-Investor Relations
Sarah Torres, Asst. VP - Editorial
212/564-4700